U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


- ------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     Neufeld                          Jake
- ------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     6471-64th Street
- ------------------------------------------------------------------------
   (Street)

    Delta                   British Columbia, Canada       V4K 4E2
- ------------------------------------------------------------------------
   (City)                            (State)                (Zip)


- ------------------------------------------------------------------------
2.   Date of Event Requiring Statement

(Month/Day/Year)             05/08/2001
- ------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     N/A
- --------------------------------------------------------------------------
4.   Issuer Name and Ticker or Trading Symbol

     Malahat Energy Corporation/MAHT
- --------------------------------------------------------------------------
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)
          CHIEF OPERATING OFFICER
- --------------------------------------------------------------------------
6.   If Amendment, Date of Original (Month/Day/Year)

     N/A
- --------------------------------------------------------------------------
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [ ]  Form Filed by More than One Reporting Person


================================================================================
               Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                              3. Ownership Form:
                     2. Amount of Securities      Direct (D) or
1. Title of Security    Beneficially Owned        Indirect (I)     4. Nature of Indirect
     (Instr. 4)            (Instr. 4)              (Instr. 5)            (Instr. 4)
- ----------------------------------------------------------------------------------------
     COMMON STOCK         2,615,817                    (D)
- ----------------------------------------------------------------------------------------
     COMMON STOCK           340,939                     I          Held by J. Neufeld
                                                                   Developments Ltd. of
                                                                   which reporting person
                                                                   is majority shareholder
- ----------------------------------------------------------------------------------------
     COMMON STOCK           148,908                     I          Held by spouse
- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------



- ------------------------------------------------------------------------------
If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================
- ------------------------------------------------------------------------------

                                      N/A
- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------

Explanation of Responses:





     /s/  JAKE NEUFELD                                    10/29/2001
- ---------------------------------------------           ----------------------
**   Signature of Reporting Person                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.